Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES THIRD QUARTER 2009
FINANCIAL RESULTS
Net Income Triples to $30.6 Million, or $0.69 per Share
KING OF PRUSSIA, PA — October 28, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the third quarter and nine months ended September 30, 2009. Highlights for third quarter 2009 include:
•	Net income of $30.6 million, or $0.69 per diluted share;

•	Revenue of $75.5 million;

•	Operating Expense of $28.9 million; and

•	Cash and short-term investments totaling $429.7 million.
“The third quarter’s results demonstrate the value of InterDigital’s core business —inventing and licensing our pioneering technologies to the mobile wireless industry,” commented William J. Merritt, President and Chief Executive Officer. “As are result of our inventive strength, licensing skill, and fiscal discipline, today, we are in a position of unprecedented financial strength and stability. Looking forward, our financial picture will continue to be bright as we continue to add new licensees, like Pantech and Cinterion, and global demand for our licensee’s products, especially smartphones, increases as the industry emerges from the economic downturn.”
“We are also encouraged by emerging opportunities for developing the key technologies that will drive the future of wireless,” added Mr. Merritt. “Mobile wireless technology is at the heart of an ever-broadening range of consumer and enterprise products and applications. We see great opportunity to develop advanced technology solutions that will drive that expansion. So, whether it is inventions that increase bandwidth, enhance wireless security, drive seamless mobility across different networks, or enable ubiquitous machine-to-machine communications, InterDigital will be there.”
Third Quarter 2009 Summary
The company’s net income of $30.6 million, or $0.69 per diluted share, in third quarter 2009 more than tripled from third quarter 2008 net income of $9.2 million, or $0.20 per diluted share. This year-over-year increase was driven by revenue contributions from new patent license agreements with Samsung (signed in January 2009) as well as Pantech and Cinterion and reduced operating expenses resulting from the company’s repositioning announced on March 30, 2009.
Revenue in third quarter 2009 totaled $75.5 million, a 37 percent increase over the $55.1 million in third quarter 2008. Patent licensing royalties in third quarter 2009 of $73.0 million increased 38 percent over $52.9 million in third quarter 2008 primarily due to the new patent license agreement with Samsung signed in January 2009, as well as revenue related to the new patent license agreements with Pantech and Cinterion signed in third quarter 2009. Although third quarter 2009 per-unit royalties declined 6 percent on a year-over-year basis, these royalties increased 17 percent sequentially as the overall 3G mobile market improved.

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Technology solutions revenue increased to $2.5 million in third quarter 2009 from $2.2 million in third quarter 2008, attributable to increased royalties earned on the company’s SlimChip™ modem IP in third quarter 2009. In third quarter 2009, 64 percent of total revenue of $75.5 million was attributable to companies that individually accounted for 10 percent or more of this amount, Samsung (34 percent), LG (19 percent), and Sharp (11 percent).
Third quarter 2009 operating expenses decreased 31 percent to $28.9 million in third quarter 2009 from $42.0 million in third quarter 2008. This reduction was due primarily to the company’s repositioning announced on March 30, 2009, which decreased development expenses by $12.8 million, or 54 percent year-over-year, from $23.5 million in third quarter 2008 to $10.7 million in third quarter 2009. Third quarter 2008 operating expenses included a $2.7 million reduction in litigation contingency costs associated with the resolution of the Nokia U.K. matters. In addition, based on revised expectations for the anticipated payout associated with a long-term performance-based incentive program, the company reduced the related accrual for the incentive program by $4.0 million in third quarter 2009. This adjustment reduced third quarter development expense, selling, general and administrative expense, and patent licensing and administration expense by $2.4 million, $1.1 million, and $0.5 million, respectively. Excluding the impact of this accrual adjustment, development expenses in third quarter 2009 would have been $13.1 million, a slight decline from $13.2 million in second quarter 2009. Patent litigation and arbitration costs of $3.3 million in third quarter 2009 decreased 42 percent from third quarter 2008 expenses of $5.8 million, primarily due to the resolution of the company’s various disputes with Samsung.
Net interest and investment income of $0.5 million in third quarter 2009 decreased from $1.1 million in third quarter 2008 primarily due to lower interest rates in third quarter 2009 compared to 2008.
The company’s third quarter 2009 effective tax rate was 35.0 percent, level with third quarter 2008.
Nine Months Summary
Net income for first nine months 2009 totaled $48.4 million, or $1.08 per diluted share, more than double the company’s net income of $22.4 million, or $0.48 per diluted share, in first nine months 2008. This year-over-year increase was driven by revenue contributions from new patent license agreements with Samsung, Pantech, and Cinterion, as well as reduced operating expenses resulting from the company’s repositioning announced on March 30, 2009.
Pro forma net income for first nine months 2009, which excludes a $37.0 million repositioning charge, totaled $72.4 million or $1.61 per diluted share, reflecting an increase of $24.0 million, more than three times the reported first nine months 2008 net income of $22.4 million, or $0.48 per diluted share.
Revenues of $221.0 million in first nine months 2009 grew $51.2 million, or 30 percent, over the $169.8 million in first nine months 2008. Patent licensing royalties were $215.0 million in first nine months 2009, a 32 percent increase over the $163.0 million in first nine months 2008. The increase in patent licensing royalties was primarily related to a $72.8 million increase in fixed-fee amortized royalty revenue associated with the company’s new patent license agreement with

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Samsung signed in January 2009. This increase was partially offset by a decrease in per-unit royalty revenue related to industry-wide declines in handset sales in 2009 relative to 2008.
Technology solutions revenue in first nine months 2009 decreased 12 percent to $6.0 million from $6.8 million in first nine months 2008. The decrease is primarily attributable to engineering service fees earned in first nine months 2008 associated with the company’s SlimChip modem IP business, which did not recur in first nine months 2009. This decrease was partially offset by an increase in royalties of $4.2 million earned on the company’s SlimChip modem IP. During first nine months 2009, 63 percent of the company’s total revenue of $221.0 million was attributable to companies that individually accounted for 10 percent or more of total revenue, Samsung (33 percent), LG (20 percent), and Sharp (10 percent).
Operating expenses in first nine months 2009 decreased 20 percent to $111.0 million from $138.0 in first nine months 2008, excluding a first nine month 2009 repositioning charge of $37.0 million. This repositioning, which the company announced on March 30, 2009, decreased development expenses by $17.7 million, or 26 percent year-over-year, from $68.5 million in first nine months 2008 to $50.8 million in first nine months 2009. Patent litigation and arbitration costs of $11.5 million decreased 64 percent year-over-year, primarily due to the resolution of the company’s various disputes with Samsung and the third quarter 2008 resolution of the Nokia U.K. disputes.
Net interest and investment income of $2.0 million in first nine months 2009 decreased 29 percent from $2.8 million in first nine months 2008, driven by lower rates of return in first nine months 2009 compared to 2008.
The company’s effective tax rate was 35.5 percent for first nine months 2009, slightly higher than the 35.3 percent for first nine months 2008.
During first nine months 2009, the company generated $307.0 million of free cash flow1 compared to $77.2 million in 2008. First nine months 2009 free cash flow was driven by receipt of the first two of four $100.0 million installments from Samsung under its patent license agreement and new prepayments from two existing licensees totaling $182.4 million, offset in part by cash-based operating expenses, capital investments, and changes in working capital. As of October 28, 2009, the company had repurchased approximately 1.0 million shares for $25.0 million since the inception of the March 2009 $100.0 million share repurchase program.

[1]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents, and unrealized (loss) gain on short-term investments. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.

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Scott McQuilkin, Chief Financial Officer, commented, “We continue to be optimistic about the fundamental growth prospects for the 3G handset market, which bodes well for our business model. Indeed, global economic conditions appear to have stabilized. More importantly, the recent ruling in our litigation with Nokia does not alter our confidence in our ability to successfully add new licensees which could further increase our royalty revenues.”
“As for fourth quarter 2009, we will provide an update on our revenue expectations after we receive and review the applicable patent license and product sales royalty reports,” concluded Mr. McQuilkin.
Due to the repositioning announced on March 30, 2009, the company reclassified its income statement presentation to better align its operating expense classifications with its ongoing activities. The company eliminated the General and administrative and Sales and marketing classifications within operating expenses and created the Selling, general and administrative classification. All costs previously reported under General and administrative have been reclassified to Selling, general and administrative, while Sales and marketing costs have been reclassified between Selling, general and administrative and Patent administration and licensing. Additionally, the company reclassified portions of its Development costs to Patent administration and licensing.
Conference Call Information
InterDigital® will host a conference call on Thursday, October 29, 2009 at 10:00 a.m. Eastern Time to discuss its third quarter 2009 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on October 29 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available for 30 days on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET October 29 through 1:00 p.m. ET November 3. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 4990705.
About InterDigital
InterDigital designs, develops, and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com

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This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s current beliefs, plans and expectations, including, without limitation, with respect to: (i)the company’s ability to add new licensees, (ii) global demand for mobile phones and the growth prospects for the 3G handset market, (iii) the company’s ability to develop the key technologies that will drive the future of the wireless industry and (iv) fourth quarter 2009 revenue guidance. Words such as “looking forward,” “continue to,” “will” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) the company’s ability to leverage our strategic relationships and secure new patent licensing agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) unanticipated delays or difficulties in our technology development efforts, testing and evaluations; (v) changes in technology preferences, needs, availability, pricing and features of competitive technologies; and (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. The company undertakes no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

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	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

REVENUES	$75,486	$55,059	$220,975	$169,792

OPERATING EXPENSES:
Selling, general and administrative	4,925	6,878	19,166	21,570
Patents administration and licensing	13,320	14,329	41,037	51,854
Development	10,659	23,544	50,755	68,510
Repositioning	—	—	36,970	—
Arbitration and litigation contingencies	—	(2,740)	—	(3,940)

	28,904	42,011	147,928	137,994

Income from operations	46,582	13,048	73,047	31,798

OTHER INCOME

Interest and investment income, net	531	1,117	1,985	2,786

Income before income taxes	47,113	14,165	75,032	34,584

INCOME TAX PROVISION	(16,492)	(4,956)	(26,652)	(12,206)

NET INCOME	$30,621	$9,209	$48,380	$22,378

NET INCOME PER COMMON SHARE — BASIC[2]	$0.70	$0.20	$1.10	$0.49

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC[2]	43,083	44,708	43,353	45,494

NET INCOME PER COMMON SHARE — DILUTED[2]	$0.69	$0.20	$1.08	$0.48

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED[2]	43,819	45,619	44,196	46,358

[2]	Effective January 1, 2009, the company adopted new accounting guidance related to the inclusion of instruments granted in share-based payment transactions in calculating weighted average number of common shares, and, therefore, earnings per share. As a result, the company has adjusted basic and diluted earnings per share for all prior periods affected by this guidance. Refer to Footnote 1 in the company’s Form 10-Qs filed May 8, 2009 and July 27, 2009 for more information.

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income before income taxes	$47,113	$14,165	$75,032	$34,584
Taxes paid	(24,208)	—	(44,708)	(15,689)
Depreciation, amortization, share based compensation & asset impairment	7,277	8,792	55,944	26,120
Increase in deferred revenue	220,360	2,687	605,374	85,151
Deferred revenue recognized	(53,918)	(33,531)	(164,944)	(92,156)
Increase (decrease) in operating working capital, deferred charges and other	32,588	(3,821)	(194,196)	67,785
Capital spending & patent additions	(8,680)	(8,686)	(25,473)	(28,577)

FREE CASH FLOW	220,532	(20,394)	307,029	77,218

Long-term investment	—	—	—	(651)
Tax benefit from shared-based compensation	1,908	494	2,560	992
Debt decrease	(340)	(343)	(1,803)	(1,522)
Repurchase of common stock	(11,019)	(30,653)	(25,020)	(67,233)
Proceeds from exercise of stock options	1,915	744	5,156	1,700
Unrealized gain (loss) on short-term investments	87	(377)	141	(304)

NET INCREASE (DECREASE)IN CASH AND SHORT-TERM INVESTMENTS	$213,083	$(50,529)	$288,063	$10,200

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash & short-term investments	$429,723	$141,660
Accounts receivable, less allowance of $2,000 & $3,000	204,665	33,892
Current deferred tax assets	69,176	49,002
Other current assets	14,685	16,467
Property & equipment and Patents (net)	123,425	123,782
Other long-term assets (net)	68,884	40,965

TOTAL ASSETS	$910,558	$405,768

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$586	$1,608
Accounts payable, accrued liabilities & taxes payable	49,978	46,283
Current deferred revenue	193,527	78,646
Long-term deferred revenue	528,325	181,056
Long-term debt & long-term liabilities	13,179	10,515

TOTAL LIABILITIES	785,595	318,108

SHAREHOLDERS’ EQUITY	124,963	87,660

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$910,558	$405,768

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PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Nine Months Ended
	September 30, 2009
	Actual	Adjustments	Pro Forma
REVENUES	$220,975		$220,975

OPERATING EXPENSES:
Selling, general and administrative	19,166	—	19,166
Patent administration and licensing	41,037	—	41,037
Development	50,755	—	50,755
Repositioning	36,970	(36,970)	—

	147,928	(36,970)	110,958

Income from operations	73,047	36,970	110,017

OTHER INCOME:
Interest and investment income, net	1,985	—	1,985

Income before income taxes	75,032	36,970	112,002

INCOME TAX PROVISION	(26,652)	(12,976)	(39,628)

NET INCOME	$48,380	$23,994	$72,374

NET INCOME PER COMMON SHARE — BASIC	$1.10		$1.64

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,353		43,353

NET INCOME PER COMMON SHARE — DILUTED	$1.08		$1.61

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	44,196		44,196

The company’s short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.
This release includes a summary cash flow statement that results in the change in both the company’s cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net cash provided (used) by operating activities	$229,212	$(11,708)	$332,502	$105,795
Purchases of property, equipment, & technology licenses	(540)	(3,548)	(3,527)	(7,831)
Patent additions	(8,140)	(5,138)	(21,946)	(20,746)

Free cash flow	$220,532	$(20,394)	$307,029	$77,218

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800